ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
YTXP CORPORATION

The undersigned, being the Chief Executive Officer of YTXP Corporation, a corporation existing under the laws of the State of Nevada, do hereby certify under the seal of the said corporation as follows:

1. The Articles of Incorporation of the Corporation is hereby amended by replacing Article One in its entirety, with the following:

“The name of the Corporation is TXP Corporation”

2. The Articles of Incorporation of the Corporation is hereby amended by replacing the first paragraph of Article Four in its entirety, with the following:

“The total number of shares of stock which the Corporation shall have the authority to issue is 300,000,000 shares of Common Stock having a par value of $.001 per share.”

3. The amendment of the Articles of incorporation herein certified has been duly adopted by the unanimous written consent of the Corporation’s Board of Directors and a majority of the Corporation’s stockholders in accordance with the provisions of the Nevada Revised Statutes.

IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereunto affixed and this Articles of Amendment of the Corporation's Articles of Incorporation to be signed by Michael Shores, its Chief Executive Officer, this 14th day of July, 2006.

YTXP CORPORATION

By:	/s/ Michael Shores
Michael Shores, Chief Executive Officer